UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 11, 2003

COMMISSION FILE NO. 0-25842

PG&E Gas Transmission, Northwest Corporation

(Exact name of registrant as specified in its charter)

California	94-1512922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 SW Fifth Avenue, Suite 900, Portland, OR	97201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (503) 833-4000

Item 5.	Other Events

Legal Proceedings—On September 11, 2003, Liberty Electric Power, LLC (Liberty) filed two lawsuits against PG&E Gas Transmission, Northwest Corporation (PG&E GTN) in Federal District Court seeking recovery of $140.0 million and $5.4 million, respectively, related to a guarantee issued by PGE GTN in support of PG&E Energy Trading-Power, LP’s (PGET) obligations under a tolling agreement with Liberty (Tolling Agreement). The current face amount of the guarantee issued by PG&E GTN is $140.0 million. PGET is a debtor in chapter 11 proceedings pending in the United States Bankruptcy Court for the District of Maryland (Bankruptcy Court). PG&E GTN understands that the scope and extent of liability by PGET to Liberty under the Tolling Agreement is disputed by PGET, and that it is PGET’s position that the determination of whether any obligation is owed by PGET under the Tolling Agreement should be made by the Bankruptcy Court.

If liability is established and PGET is held responsible for payments to Liberty, PG&E GTN will be the primary guarantor for any amounts due to Liberty up to the face amount of the guarantee. PG&E GTN will then have a claim against PGET for any amounts paid by PG&E GTN to Liberty under the guarantee.

If PG&E GTN becomes directly liable under the guarantee for substantial payments under the Tolling Agreement, such liability could have a material adverse effect on its financial condition, results of operations, or cash flows.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PG&E GAS TRANSMISSION, NORTHWEST CORPORATION

September 17, 2003	By:	/s/ THOMAS E. LEGRO
Thomas E. Legro
Vice President and Controller